Exhibit 99.1

Commerce Union Bancshares, Inc. Reports Record 2015 Results

Reports Record Loans and Net Income

BRENTWOOD, Tenn.--(BUSINESS WIRE)--February 2, 2016--Commerce Union Bancshares, Inc. (Nasdaq: CUBN), parent of Reliant Bank, announced today its results for the fourth quarter and year ended December 31, 2015. Net income attributable to common shareholders for the fourth quarter ended December 31, 2015 was $1.5 million, or $0.21 per fully diluted share, and loans, excluding mortgage loans held for sale, increased to $616.6 million. For the full year, net income increased to $5.6 million, or $0.86 per diluted share, in 2015. Results of operations were impacted by merger related expenses of approximately $207,000 in the fourth quarter of 2015 and $649,000 for the full year.

The fourth quarter’s results for 2015 are for Commerce Union Bancshares, Inc. (Company) and include the combined results of Reliant Bank and Commerce Union Bank following their merger that was effective April 1, 2015. Prior to the merger date, the consolidated financial statements presented in the accompanying tables are those of Reliant Bank only, and do not include the operations of Commerce Union Bancshares, Inc. since the transaction was treated as a reverse merger for accounting and financial presentation purposes. As a result, the consolidated financial statements for 2014 are those of Reliant Bank (pre-merger), and the results of operations for 2015 include those of Reliant Bank for the first quarter of 2015 added to the combined results of Commerce Union Bank, Reliant Bank and the Company for the second, third and fourth quarters of 2015.

“We are pleased to report record results following the combination of Reliant Bank and Commerce Union Bank,” stated William R. DeBerry, Chairman and Chief Executive Officer of the Company. “For 2015, we reported record assets, loans, deposits and net income. We also declared our first cash dividend at year-end of $.20 per share that highlights our Board’s continued focus on growing shareholder value. Our excellent results are a tribute to our combined team, the improved synergies of our operations and our strong market in middle Tennessee.”

“Our loan growth accelerated in the fourth quarter with solid contributions across business sectors in our five county market. We ended the year with a record $616.6 million in gross loans, excluding loans held for sale, up 15.2% on an annualized basis from the third quarter of 2015. Our outlook for loan growth in 2016 remains positive based on the strength of the economy in middle Tennessee and our loan pipeline leading into the first quarter,” continued DeBerry.

Fourth Quarter Revenue and Earnings

Total interest income rose to $8.7 million in the fourth quarter of 2015, up 2.7% compared with $8.5 million in the third quarter of 2015. The increase benefited from growth in earnings assets, including loans and investment securities. Net interest margin was 3.98% on a tax equivalent basis in the fourth quarter of 2015 and remained consistent with the third quarter of 2015.

Net interest income was a record $7.9 million in the fourth quarter of 2015, up 2.4% from $7.7 million in the third quarter of 2015. The increase benefited primarily from growth in earning assets.

Noninterest income totaled $3.5 million in the fourth quarter of 2015 compared with $4.0 million in the third quarter of 2015. The decline in noninterest income was due largely to a seasonal decrease in mortgage loans sold.

Provision for loan losses was $230,000 in the fourth quarter of 2015 compared with no provision for loan losses in the third quarter. The fourth quarter provision returned to a more normalized level based on the loan growth in recent quarters.

“We set new highs in the fourth quarter for loans and deposits,” stated DeVan Ard, President of Commerce Union Bancshares and CEO of Reliant Bank. “We continue to attract new business across our markets that is contributing to our growth. Loan demand was especially strong from commercial real estate, and commercial and industrial customers in the fourth quarter, highlighting our strong local economy.

“Deposit growth was robust in the fourth quarter and was up 20.4% on an annualized basis. We also made solid progress in growing our non-interest bearing demand deposits. They increased to a record $111.3 million and totaled 17.4% of total deposits at year-end. We expect our improved deposit mix to benefit our net interest margin in the future as rates rise,” continued Ard.

The Company’s mortgage subsidiary is operated under a joint venture arrangement. The Company receives 30% of the income from the subsidiary once the noncontrolling member has recovered any previous losses incurred by the venture. The Company does not absorb any losses incurred by the venture. Expenses related to the mortgage subsidiary are included in noninterest expenses and the noncontrolling portion of the income or loss of the mortgage subsidiary is reflected in the “noncontrolling interest in net (income) loss of the subsidiary” on the Consolidated Statements of Operations. For the fourth quarter of 2015, this income totaled $3,000 from the mortgage subsidiary The Company’s mortgage subsidiary operates mortgage loan offices in Tennessee, Kentucky, Florida, Maryland, Illinois and Ohio.

Noninterest expenses rose to $9.0 million in the fourth quarter of 2015 compared with $8.8 million in the third quarter of 2015. The increase over the third quarter is primarily due to incentive plan accruals, consulting and other costs associated with the bank name selection, early termination costs associated with one legacy data processing contract, and some remaining merger related costs. The Company also incurred additional costs related to the conversion of its legacy dual data processing vendors to a single core processor during the fourth quarter of 2015. The conversion was completed by year-end and will result in lower data processing costs in 2016 compared with 2015. Noninterest expenses also reflected the combined operations of Commerce Union and Reliant Banks compared with only Reliant Bank in 2014.

“We expect to improve our operating efficiency in 2016 based on the progress our merger team made during 2015 and the conversion to one core processing system,” continued Ard. “Our merger team made solid progress in combining the products and processes of our legacy banks. In the fourth quarter, we also rolled out our new branding program under the Reliant Bank name. We expect the consolidation of our operations under a single brand will improve our visibility across our markets and leverage our new business development programs.”

Net income attributable to common shareholders was $1.5 million, or $0.21 per fully diluted share in the fourth quarter of 2015 and $5.6 million or, $0.86 per fully diluted share for 2015. Earnings per share are not comparable to prior periods in 2014 since they include only the earnings and shares outstanding associated with Reliant Bank prior to the merger.

Fourth Quarter Balance Sheet Growth

Loans rose to $616.6 million at December 31, 2015, a 15.2% increase on an annualized basis.

Investment securities grew by $3.8 million to $133.8 million at December 31, 2015 compared with $130.0 million at September 30, 2015.

Deposits rose to $640 million and represented 105% of net loans at December 31, 2015. Non-interest bearing deposits grew 16.1% in the fourth quarter, and increased 34.7% in 2015 on a combined basis due to strong new account openings. This important low cost deposit base represented 17.4% of total deposits at year end.

Stockholders’ equity rose to $96.8 million. Tangible book value per share grew to $11.46 at December 31, 2015.

Improved Asset Quality

“We made solid progress in strengthening our asset quality in 2015,” continued Ard. “We had no charge-offs in the fourth quarter and had a $270,000 net credit to our provision for loan losses for 2015. Our team remains focused on maintaining our asset quality through our underwriting standards for new and existing loans.”

The allowance for loan losses was 1.27% of gross loans at December 31, 2015, 156% of nonaccrual loans plus loans 90 days past due and still accruing and 127% of nonperforming assets. Nonaccrual loans increased to 0.81% of gross loans plus other real estate owned (OREO). OREO represented only 0.13% of total assets. The Company had no net charge-offs in the fourth quarter. Loans classified as Trouble Debt Restructuring (TDRs) were 0.26% of total loans for the fourth quarter of 2015 compared with 0.25% for the third quarter of 2015. TDRs for the fourth quarter of 2015 included $905,254 of TDRs on a nonaccrual basis and $689,649 of TDRs that were accruing interest, both declines from the previous quarter.

Strong Capital Position

Reliant Bank’s capital position remained strong at year-end 2015. The Bank’s Tier 1 leverage ratio 9.88% and Tier 1 capital ratio was 12.21% at December 31, 2015, significantly above the ratios of a “well-capitalized” institution.

“We made solid progress in integrating the two banks in 2015 and are optimistic about our growth opportunities in the coming year. We remain focused on building future shareholder value through quality loan growth in our existing markets and expanding our presence in the greater Nashville area,” concluded DeBerry.

About Commerce Union Bancshares, Inc. and Reliant Bank

Commerce Union Bancshares, Inc. (NASDAQ: CUBN) is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Robertson, Rutherford, Sumner and Williamson Counties, Tennessee through its wholly-owned subsidiary Reliant Bank. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers. For additional information, locations and hours of operation, please visit our websites found at www.commerceunionbank.com and www.reliantbank.com.

Forward-Looking Statements

Statements in this press release relating to Commerce Union Bancshares Inc.’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. The Company’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including those related to the combination of Commerce Union Bank and Reliant Bank following the merger. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the joint Form S-4 and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements.

COMMERCE UNION BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2015 AND 2014
(Dollar amounts in thousands except per share amounts)
(Unaudited)

	Three Months Ended
	December 31, 2015	December 31, 2014
INTEREST INCOME
Interest and fees on loans	$7,998	$4,037
Interest on investment securities, taxable	235	245
Interest on investment securities, nontaxable	394	162
Federal funds sold and other	81	49

TOTAL INTEREST INCOME	8,708	4,493

INTEREST EXPENSE
Deposits
Demand	54	27
Savings and money market deposit accounts	141	75
Time	414	219
Federal Home Loan Bank advances and other	198	88

TOTAL INTEREST EXPENSE	807	409

NET INTEREST INCOME	7,901	4,084

PROVISION FOR LOAN LOSSES	230	(250)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,671	4,334

NONINTEREST INCOME
Service charges on deposit accounts	276	171
Gains on mortgage loans sold, net	3,012	2,173
Gain (loss) on securities transactions, net (reclassified from other comprehensive income)	(7)	27
Gain on sales of other real estate	5	-
Other	248	107

TOTAL NONINTEREST INCOME	3,534	2,478

NONINTEREST EXPENSES
Salaries and employee benefits	5,419	3,068
Occupancy	867	661
Data processing	686	394
Advertising and public relations	352	225
Audit, legal and consulting	583	182
Federal deposit insurance	107	71
Provision for losses on other real estate	-	20
Other operating	1,033	681

TOTAL NONINTEREST EXPENSES	9,047	5,302

INCOME BEFORE PROVISION FOR INCOME TAXES	2,158	1,510

INCOME TAX EXPENSE	627	384

CONSOLIDATED NET INCOME	1,531	1,126

NONCONTROLLING INTEREST IN NET (INCOME) LOSS OF SUBSIDIARY	(3)	(143)

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$1,528	$983

Basic net income attributable to common shareholders, per share	$0.21	$0.25
Diluted net income attributable to common shareholders, per share	$0.21	$0.24

COMMERCE UNION BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2015 (UNAUDITED) AND 2014
(Dollar amounts in thousands except per share amounts)

	(unaudited)	(audited)
	2015	2014
INTEREST INCOME
Interest and fees on loans	$27,540	$15,377
Interest on investment securities, taxable	881	1,024
Interest on investment securities, nontaxable	1,185	641
Federal funds sold and other	282	173

TOTAL INTEREST INCOME	29,888	17,215

INTEREST EXPENSE
Deposits
Demand	190	148
Savings and money market deposit accounts	466	330
Time	1,416	797
Federal Home Loan Bank advances and other	646	354

TOTAL INTEREST EXPENSE	2,718	1,629

NET INTEREST INCOME	27,170	15,586

PROVISION FOR LOAN LOSSES	(270)	(1,500)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	27,440	17,086

NONINTEREST INCOME
Service charges on deposit accounts	958	617
Gains on mortgage loans sold, net	10,999	3,447
Gain (loss) on securities transactions, net (reclassified from other comprehensive income)	(388)	143
Gain (loss) on sales of other real estate	6	(8)
Other	807	409

TOTAL NONINTEREST INCOME	12,382	4,608

NONINTEREST EXPENSES
Salaries and employee benefits	18,657	10,170
Occupancy	3,387	2,599
Data processing	2,479	1,399
Advertising and public relations	1,213	559
Audit, legal and consulting	1,892	714
Federal deposit insurance	383	264
Provision for losses on other real estate	110	72
Other operating	3,448	1,389

TOTAL NONINTEREST EXPENSES	31,569	17,166

INCOME BEFORE PROVISION FOR INCOME TAXES	8,253	4,528

INCOME TAX EXPENSE	2,271	1,816

CONSOLIDATED NET INCOME	5,982	2,712

NONCONTROLLING INTEREST IN NET (INCOME) LOSS OF SUBSIDIARY	(407)	1,184

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$5,575	$3,896

Basic net income attributable to common shareholders, per share	$0.88	$0.98
Diluted net income attributable to common shareholders, per share	$0.86	$0.96

CONTACT:
Reliant Bank
DeVan Ard, 615-221-2020
President and Chief Executive Officer
or
Commerce Union Bancshares, Inc.
Ron DeBerry, 615-433-7200
Chairman and Chief Executive Officer